Exhibit 4(ef)


THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS WARRANT AND THE COMMON SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT UNDER SAID ACT OR ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO NCT GROUP, INC. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

                                -----------------


                                 NCT GROUP, INC.

             (Incorporated under the laws of the State of Delaware)

           Void after 5:00 p.m., New York City time, on July 23, 2009


                                                             Warrant to Purchase
                                                             5,555,556 Shares of
                                                                    Common Stock

               Warrant for the Purchase of Shares of Common Stock

No. ACA-3

     FOR VALUE RECEIVED, NCT GROUP, INC. (the "Company"), a Delaware corporation, on this 23rd day of July, 2004 (the "Grant Date") hereby issues this warrant (the "Warrant") and certifies that Alpha Capital Aktiengesellschaft (the "Holder") is granted the right, subject to the provisions of the Warrant, to purchase from the Company, at any time, or from time to time during the period commencing at 9:00 a.m. New York City local time on the Grant Date and expiring, unless earlier terminated as hereinafter provided, at 5:00 p.m. New York City local time on July 23, 2009 (the "Expiration Date") up to Five Million Five Hundred Fifty-Five Thousand Five Hundred Fifty-Six (5,555,556) fully paid and nonassessable shares of Common Stock, $.01 par value, of the Company at a per share price equal to the lesser of (i) $0.0232 or (ii) 80% of the average of the closing bid prices of the Common Stock as reported by Bloomberg Financial Markets ("Bloomberg") for the OTC Bulletin Board for the five trading days preceding the date of exercise hereof (such lesser amount, the "Exercise Price"), and subject to further adjustment as set forth herein.

     The term "Common Stock" means the shares of Common Stock, $.01 par value, of the Company as constituted on the Grant Date of this Warrant, together with any other equity securities that may be issued by the Company in addition thereto or in substitution therefor. The number of shares of Common Stock to be received upon the exercise of this Warrant may be adjusted from time to time as hereinafter set forth. The shares of Common Stock deliverable upon such exercise, and as adjusted from time to time, are hereinafter sometimes referred to as "Warrant Stock".

     Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute an additional contractual obligation on the part of the Company, whether or not this Warrant so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.

     The Holder agrees with the Company that this Warrant is issued, and all the rights hereunder shall be held, subject to all of the conditions, limitations and provisions set forth herein.

     1. Exercise of Warrant.

          1.1. Period of Exercise. Subject to Section 3 hereof, this Warrant may be exercised in whole or in part at any time, or from time to time, during the period commencing at 9:00 a.m., New York City local time, on the Grant Date, and expiring at 5:00 p.m., New York City local time, on the Expiration Date, or, if such day is a day on which banking institutions in the City of New York are authorized by law to close, then on the next succeeding day that shall not be such a day.

          1.2 Exercise For Payment. Subject to the restrictions and limitations set forth above, this Warrant may be exercised by presentation and surrender hereof to the Company at its principal office with the Warrant Exercise Form attached hereto duly executed and accompanied by payment (either in cash or by certified or official bank check, payable to the order of the Company) of the Exercise Price for the number of shares specified in such Form and instruments of transfer, if appropriate, duly executed by the Holder.

          1.3 Cashless Exercise. This Section 1.3 shall apply only if both (a) there is no registration statement then in effect covering the Warrant Stock as to which an exercise under this Section 1.3 is being effected and
     (b) the method of exercise described in this Section 1.3 would be necessary for the Holder lawfully to sell the Warrant Stock acquired pursuant to this
     Section 1.3 immediately after such acquisition in accordance with Rule 144 under the Securities Act of 1933, as amended (the "1933 Act"). As the alternative to the payment method of exercise described in Section 1.2 above, the Holder may exercise this Warrant by surrendering this Warrant in exchange for the number of shares of Warrant Stock equal to the product of
     (x) the number of shares of Warrant Stock as to which the Warrant is being exercised, multiplied by (y) a fraction, the numerator of which is the Market Price (as defined below) of the Common Stock less the Exercise Price of the Warrant Stock and the denominator of which is the Market Price of Common Stock. Solely for the purposes of the foregoing calculation, the "Market Price" of the Common Stock shall be based on the date on which the Warrant Exercise Form attached hereto is deemed to have been sent to the Company pursuant to Section 12 hereof, and shall be equal to the last sale price of the Common Stock on the Nasdaq National Market System (the "Nasdaq-NM") as reported by Bloomberg , or, if the Nasdaq-NM is not the principal trading market for such security, then on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, then in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg (as applicable, the "Principal Market"). For purposes of this Warrant, the method of exercise described in this
     Section 1.3 shall be known as "Cashless Exercise."

          1.4 Partial Exercise. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant for cancellation, execute and deliver a new Warrant evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

          1.5 Transfer Books and Certificates. Upon receipt by the Company of this Warrant, together with the Warrant Exercise Form and the Exercise Price, at its office, in proper form for exercise, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder.

          1.6 Certain Taxes. The Company shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on exercise of this Warrant.

          1.7 Failure to Deliver Shares. In addition to any other remedies which may be available to the Holder, in the event that the Company fails for any reason to effect timely delivery of shares of Common Stock upon exercise of this Warrant, the Holder will be entitled to revoke all or part of the relevant exercise by delivery of a notice to such effect to the Company.

          1.8 Certain Beneficial Ownership. The Holder shall not be entitled to exercise this Warrant to the extent that (a) the number of shares of Common Stock issuable upon such exercise and (b) the number of shares of Common Stock beneficially owned by the Holder and its affiliates on the date of such exercise would result in beneficial ownership by the Holder and its affiliates of more than 9.99% of the outstanding shares of Common Stock on the date of such exercise. For the purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with
     Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate exercises of only 9.99%. The Holder may void the exercise limitation described in this paragraph upon 61 days' prior written notice to the Company. The Holder may allocate which of the equity of the Company deemed beneficially owned by the Holder shall be included in the 9.99% amount described above and which shall be allocated to the excess above 9.99%.

     2. Share Issuance. Until one year after the Company's current S-1 registration statement under review by the Securities and Exchange Commission (the "SEC") with file number 333-60574 (the "Current Registration Statement") becomes effective (the "Price Protection Date"), if the Company shall issue any Common Stock prior to the complete exercise of this Warrant for a consideration less than the Exercise Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issue prior to the Price Protection Date, the Purchase Price shall be reduced to such other lower issue price. For purposes of this adjustment, the issuance of any security or debt instrument of the Company carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Exercise Price upon the issuance of the above-described security, debt instrument, warrant, right, or option. The reduction of the Exercise Price as described in this Section 2 is in addition to the other rights of the Holder described in the Subscription Agreement, dated as of the date hereof, between the Company and the Holder (the "Subscription Agreement").

     3. Reservation of Shares. The Company will at all times reserve for issuance and delivery upon exercise of this Warrant all shares of Common Stock of the Company from time to time receivable upon exercise of this Warrant. All such shares shall be duly authorized and, when issued upon such exercise, shall be validly issued, fully paid and nonassessable and free of all preemptive rights. Notwithstanding the foregoing, a default shall not exist and penalties shall not accrue for a failure by the Company either to have a sufficient number of shares of Common Stock reserved for issuance and delivery of this Warrant or to issue shares of Common Stock upon proffer of exercise demand by the holder of this Warrant if, at the time, the Company does not have a sufficient number of authorized but unissued shares of Common Stock to perform the applicable act; provided, however, that this sentence shall apply only until the earlier of (a) three months after the Current Registration Statement becomes effective or is abandoned or (b) August 30, 2004.

     4.Warrant Stock Registration and Transfer.

          4.1 Registration. The shares of Common Stock issuable upon exercise of this Warrant shall be registered for sale to the public under the 1933 Act as described in Section 11 of the Subscription Agreement.

          4.2 Transfer. The Warrant Stock may not be sold or otherwise disposed of unless registered pursuant to the provisions of the 1933 Act, or an opinion of counsel in form and content satisfactory to the Company is obtained stating that such sale or other disposition is made in compliance with an available exemption from such registration. Any sale or other disposition of the Warrant Stock must also comply with all applicable state securities laws and regulations.

     5.Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but the Company shall issue one additional share of its Common Stock in lieu of each fraction of a share otherwise called for upon any exercise of this Warrant.

     6.Exchange, Transfer, Assignment of Loss of Warrant. This Warrant is not registered under the 1933 Act nor under any applicable state securities law or regulation. This Warrant cannot be sold, exchanged, transferred, assigned or otherwise disposed of unless registered pursuant to the provisions of the 1933 Act or an opinion of counsel in form and content satisfactory to the Company is obtained stating that such disposition is in compliance with an available exemption from registration. Any such disposition must also comply with applicable state securities laws and regulations.

     7.Rights of the Holder. The Holder shall not, by virtue hereof, be entitled to any rights of a stockholder of the Company, either at law or in equity, and the rights of the Holder are limited to those expressed in this Warrant.

     8. Redemption. This Warrant is not redeemable by the Company.

     9. Anti-Dilution Provisions.

          9.1  Adjustment  for Dividends in Other  Securities,  Property,  Etc.:
     Reclassification, Etc. In case at any time or from time to time after the Grant Date the holders of Common Stock (or any other securities at the time receivable upon the exercise of this Warrant) shall have received, or on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive without payment therefor: (a) other or additional securities or property (other than cash) by way of dividend,
     (b) any cash paid or payable except out of earned surplus of the Company at the Grant Date as increased (decreased) by subsequent credits (charges) thereto (other than credits in respect of any capital or paid-in surplus or surplus created as a result of a revaluation of property) or (c) other or additional (or less) securities or property (including cash) by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar corporate rearrangement, then, and in each such case, the Holder of this Warrant, upon the exercise thereof as provided in Section 1, shall be entitled to receive, subject to the limitations and restrictions set forth above, the amount of securities and property (including cash in the cases referred to in clauses (b) and (c) above) which such Holder would hold on the date of such exercise if on the Grant Date it had been the holder of record of the number of shares of Common Stock (as constituted on the Grant
     Date) subscribed for upon such exercise as provided in Section 1 and had thereafter, during the period from the Grant Date to and including the date of such exercise, retained such shares and/or all other additional (or less) securities and property (including cash in the cases referred to in clauses (b) and (c) above) receivable by it as aforesaid during such period, giving effect to all adjustments called for during such period by
     Section 9.2.

          9.2 Adjustment for Reorganization, Consolidation, Merger, Etc. In case of any reorganization of the Company (or any other corporation, the securities of which are at the time receivable on the exercise of this Warrant) after the Grant Date or in case after such date the Company (or any such other corporation) shall consolidate with or merge into another corporation or convey all or substantially all of its assets to another corporation, then, and in each such case, the Holder of this Warrant upon the exercise thereof as provided in Section 1 at any time after the consummation of such reorganization, consolidation, merger or conveyance, shall be entitled to receive, in lieu of the securities and property receivable upon the exercise of this Warrant prior to such consummation, the securities or property to which such Holder would have been entitled upon such consummation if such Holder had exercised this Warrant immediately prior thereto, all subject to further adjustment as provided in
     Section 9.1; in each such case, the terms of this Warrant shall be applicable to the securities or property receivable upon the exercise of this Warrant after such consummation.

          9.3 Certificate as to Adjustments. In each case of an adjustment in the number of shares of Common Stock (or other securities or property) receivable on the exercise of the Warrant, the Company at its expense will promptly compute such adjustment in accordance with the terms of the Warrant and prepare a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based, including a statement of (a) the consideration received or to be received by the Company for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock outstanding or deemed to be outstanding, and (c) the pro forma adjusted Exercise Price. The Company will forthwith mail a copy of each such certificate to the holder of this Warrant.

          9.4  Notices of Record Date, Etc.

               In case:

          (a) the Company shall take a record of the holders of its Common Stock (or other securities at the time receivable upon the exercise of the Warrant) for the purpose of entitling them to receive any dividend (other than a cash dividend) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities, or to receive any other right; or

          (b) of any capital reorganization of the Company (other than a stock split or reverse stock split), any reclassification of the capital stock of the Company, any consolidation or merger of the Company with or into another corporation (other than a merger for purposes of change of domicile) or any conveyance of all or substantially all of the assets of the Company to another corporation; or

           c) of any voluntary or involuntary dissolution, liquidation or winding-up of the Company,

then, and in each such case, the Company shall mail or cause to be mailed to each holder of the Warrant at the time outstanding a notice specifying, as the case may be, (i) the date on which a record is to be taken for the purpose of such dividend, distribution or right, and stating the amount and character of such dividend, distribution or right, or (ii) the date on which such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up is to take place, and the time, if any, is to be fixed, as to which the holders of record of Common Stock (or such other securities at the time receivable upon the exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such other securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, conveyance, dissolution, liquidation or winding-up. Such notice shall be mailed at least twenty (20) days prior to the date therein specified and the Warrant may be exercised prior to said date during the term of the Warrant no later than five (5) days prior to said date.

     10. Legend. In the event of the exercise of this Warrant and the issuance of any of the Warrant Stock hereunder, all certificates representing Warrant Stock not then registered for sale to the public under the 1933 Act shall bear on the face thereof substantially the following legend, insofar as is consistent with Delaware law:

           "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO NCT GROUP, INC. THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT."

     11. Applicable Law. This Warrant is issued under and shall for all purposes be governed by and construed in accordance with the laws of the State of Delaware and of the United States of America.

     12. Notice. Notices and other communications to be given to the Holder of the Warrant evidenced by this certificate shall be deemed to have been sufficiently given, if delivered or mailed, addressed in the name and at the address of such owner appearing on the records of the Company, and if mailed, sent registered or certified mail, postage prepaid. Notices or other communications to the Company shall be deemed to have been sufficiently given if delivered by hand or mailed, by registered or certified mail, postage prepaid, to the Company at 20 Ketchum Street, Westport, CT 06880, Attn: Chief Financial Officer, or at such other address as the Company shall have designated by written notice to such registered owner as herein provided, Notice by mail shall be deemed given when deposited in the United States mail as herein provided.

     IN WITNESS WHEREOF, the Company has caused this Warrant to be signed on its behalf, in its corporate name, by its duly authorized officer, all as of the day and year set forth below.

Dated:     July 23, 2004

                                      NCT GROUP, INC.


                                      By:  /s/  Michael J. Parrella
                                                --------------------------------
                                      Name:  Michael J. Parrella
                                      Title: Chairman & Chief Executive Officer

                             WARRANT EXERCISE FORM
        (to be executed by the Holder in order to exercise the Warrant)

           TO:   NCT Group, Inc.
                 20 Ketchum Street
                 Westport, CT  06880
                 Attention:  Cy E. Hammond
                 Senior Vice President, Chief Financial Officer

     The undersigned hereby irrevocably elects to exercise the within Warrant to the extent of purchasing ______________ shares of Common Stock of NCT Group, Inc.

The undersigned hereby makes payment for the foregoing shares of Common Stock at the rate of $.___ per share, or an aggregate of $___________. In the alternative, if "Cashless Exercise" as described in Section 1.3 of the within Warrant is available and is desired, then check the following: __________ (If checked, the number of shares of Common Stock will be calculated per Section 1.3 of the within Warrant.)

The undersigned represents, warrants and certifies that all offers and sales of the Warrant Stock shall be made: (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1993 Act; and (ii) in compliance with applicable state securities laws and those of any other applicable jurisdiction.


Dated:
           ------------------------

                                                --------------------------------
                                                Name of Warrant Holder


                                                --------------------------------
                                                Signature

                       INSTRUCTIONS FOR ISSUANCE OF STOCK
         (if other than to the registered Holder of the within Warrant)



Name:        ________________________________________________________
                  (Please type or print in block letters)

Address:  ________________________________________________________

Social Security or Taxpayer Identification Number:  ______________________